Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is dated April 1, 2019, by and between Genesis Administrative Services, LLC, a Delaware limited liability company (the “Company”), and GEORGE V. HAGER, JR. (“Executive”).

WHEREAS, the Executive is currently employed by the Company pursuant to an Employment Agreement, dated February 2, 2015, (the “Current Employment Agreement”) which expires on March 31, 2020 in the event that Executive gives notice as early as March 31, 2019 of his election to terminate any automatic extension of the Current Employment Agreement;

WHEREAS, the Company and Executive wish to amend and restate the Current Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Employment.

          The Company agrees to continue to employ Executive, and Executive is willing to accept such employment, for the period stated in Section 2 hereof and upon the terms and conditions herein provided.

2.         Term.  The period of Executive’s employment under this Agreement shall commence effective April 1, 2019, and shall, unless sooner terminated pursuant to Section 6, continue until December 31, 2022 (such period herein referred to as the “Term”).

3.         Position and Responsibilities.

3.1.      Position.  As of April 1, 2019 the Company agrees to continue to employ Executive. Executive agrees to serve in the position of Chief Executive Officer of Genesis Healthcare, Inc. (“GEN”), as a director of GEN, and as an executive officer and/or director of and any direct or indirect subsidiaries of GEN (the “Company Group”) without additional compensation.  Executive agrees to perform such services and have such duties and responsibilities, not inconsistent with his position as Chief Executive Officer of GEN customarily associated with and incidental to such positions and as may from time to time be reasonably assigned to him by the Board of Directors of GEN (the “Board”).   For purposes of this Agreement, a transfer of the Executive’s employment among members of the Company Group shall not be deemed to be a termination of the Executive’s employment, and the entity to which Executive’s employment is transferred shall thereafter be deemed to be the Company for purposes of this Agreement.

3.2.      Duties.  During the period of his employment hereunder Executive shall devote all of his business time, attention, skill and efforts to the earnest and faithful performance of his duties; provided,  however, that Executive may serve as a member of the board of directors of corporations or similar positions with other organizations which, in the Board’s judgment, will not present any

3.3.      conflict of interest with the Company Group or materially interfere with the performance of Executive’s services, duties or responsibilities pursuant to this Agreement.  Executive has disclosed to the Company all current boards of directors on which he is a member and shall disclose any additional boards of directors that Executive desires to join.  Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, or from managing his personal investments, provided that these activities do not interfere with the performance of Executive’s duties and responsibilities hereunder or violate the provisions of Section 9 of this Agreement.  While employed by the Company, Executive shall not operate an aircraft (whether as a pilot or a co-pilot) or take any flight lessons or keep any certification he has current by flying additional hours (the “Flight Prohibition”).

3.4.      Place of Employment.  Executive shall perform his duties hereunder primarily at the Company’s executive offices in Kennett Square, Pennsylvania, and shall travel to the Company’s other offices or locations as may be necessary or appropriate for him to perform his duties hereunder.

4.         Compensation and Benefits.

4.1.      Salary.  For all services rendered by Executive as Chief Executive Officer of the Company, member of the Board, or as an officer or director of any member of the Company Group during his employment under this Agreement, the Company shall pay Executive a base salary at the annual rate of $900,000, which may be increased (but not decreased) from time to time.  Without limiting the foregoing, during the Term, the Compensation Committee of the Board, (or, if no Compensation Committee exists, then the independent members of the Board) (the “Committee”) shall annually review Executive’s total compensation in an effort to provide Executive with a compensation package that is market as compared to other Chief Executive Officers in companies of similar size in the same industry as the Company.  The annual base salary payable to Executive in any year is referred to herein as the “Base Salary” for such year.

4.2.      Annual Bonus.  For each fiscal year of the Company during the Term, the Company shall afford Executive the opportunity to earn an incentive bonus (“Bonus”) as described in this Section 4.2.  The aggregate target Bonus payable to Executive under such program(s) shall equal one hundred fifteen percent (115%) of the Base Salary for such fiscal year, and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee  in its  discretion after consultation with a nationally recognized compensation consultant (the “Consultant”)). Unless otherwise determined by the Compensation Committee and agreed to by the Executive, bonus goals and bonus payout matrices shall be the same with respect to all executive officers of the Company. The Bonus will be paid following certification by the Board that the applicable goals have been achieved and the Board shall promptly provide such certification following achievement of the applicable goals.  The amount payable under this Section 4.2 shall, to the extent permitted under the applicable Bonus plan, be paid by March 15th of the calendar year immediately following the calendar year in which the Bonus is earned or, if later, the fifteenth day of the third month following the end of the Company’s fiscal year in which the Bonus is earned.

4.3.      Incentive Compensation.  Executive shall be entitled to participate in all long-term  incentive plans (including any equity incentive plan) sponsored by the Company or any member of the Company Group either now or in the future, on terms and conditions similar to those applicable to other executive officers of the Company generally. The amount and terms of the long-term incentive awards awarded to the Executive shall be set by the Compensation Committee in its discretion after consultation with the Consultant.  Effective as of the commencement of the Term and in accordance with a separate, definitive, agreement, Executive shall receive a grant of 400,000 Restricted Stock Units from the Company’s existing Equity Plan, 50% of which shall ratably vest over three years during the Executive’s employment under this agreement and 50% of which may vest over three years based upon meeting performance measures established by the Compensation Committee after consultation with the Consultant.  In accepting such grant, Executive agrees to waive any participation he may otherwise have had under the Company’s existing Equity Plan for the calendar years 2020, 2021 and 2022.

4.4.      Participation in Benefit Plans.

(a)        Executive shall be entitled to participate in each employee benefit plan or perquisite applicable generally to executive officers of the Company (including health insurance, long-term disability, qualified and non-qualified retirement plans, if any, and deferred compensation benefits, but excluding any severance benefit or termination pay plan) in accordance with the provisions thereof.  Notwithstanding the foregoing, Executive shall not be entitled to receive any additional benefits or awards under discretionary plans or programs of the Company unless the Committee exercises the necessary discretion to provide Executive with such benefits or awards.  For the purposes of defining years of service, Executive shall be given credit for his years of service with Genesis Healthcare Corporation and its predecessors.

(b)        During the Term, Executive shall be entitled to $3 million of “whole life” life insurance coverage.  Such coverage shall be taxable to Executive to the extent required under applicable law.

4.5.      Vacation and Holidays.  Executive shall be entitled to vacation in accordance with the Company’s vacation policy in effect from time to time for its executive officers, but not less than five (5) weeks in each full calendar year.  Executive shall also be entitled to all paid holidays given by the Company to its executive officers.  Except as required by law, vacation days that are not used during any calendar year may not be accrued, nor shall Executive be entitled to compensation for unused vacation days.

5.         Reimbursement of Expenses.

The Company shall pay or reimburse Executive for all reasonable business expenses incurred by Executive during the Term in performing his obligations under this Agreement in accordance with its written reimbursement or business expense policies in effect from time to time.  Any such expense reimbursement will be made within thirty (30) days following Executive’s proper submission to the Company of appropriate vouchers or receipts for such expenses, but in no event later than the last day of the calendar year following the calendar year in which the reimbursable expense was incurred.  Any such expense reimbursement during a calendar year will not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to any such expense reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

6.         Events of Termination of Employment.

6.1.      Expiration of Term.  Executive’s employment with the Company and the Company Group shall cease automatically on the expiration of the Term.

6.2.      Death or Disability.  Executive’s employment with the Company and the Company Group shall automatically terminate on Executive’s death.  Executive’s employment shall terminate thirty (30) days after Executive is notified that his employment is terminated for Disability (provided, that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).  For purposes of this Agreement, “Disability” means an incapacity due to a physical or mental condition which causes Executive to be unable to perform the essential functions of his position under this Agreement with a reasonable accommodation on a full-time basis for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating more than six (6) months in any twelve (12) month period.  “Disabling Condition” shall mean such an incapacity that does not meet the time requirements for Disability.  The Company may temporarily relieve Executive from his duties and responsibilities during any period that he has a Disabling Condition (provided, that the Company shall continue to provide Executive with full compensation and benefits during such period), provided, that Executive shall be immediately restored to his duties and responsibilities if Executive is able to resume his duties on a full-time basis prior to his termination for Disability.  Executive agrees to submit to reasonable medical examination upon the reasonable request, and at the expense, of the Company during any period when he (or his representative) claims that he has a Disabling Condition.

6.3.      Termination by Company for Cause.

(a)        The Company may, following any determination by the Board that Cause exists in accordance with the procedure set forth in this subsection (a), terminate Executive’s employment with the Company and the Company Group for Cause by notice to Executive describing the reasons for such termination.  In the event the Board believes Cause may exist for termination of Executive’s employment, the Board shall provide written notice to Executive describing the basis for such belief.  Executive shall have fifteen (15) days to fully and promptly address and correct any concerns raised by the Board regarding the existence of Cause.  The Company may temporarily relieve Executive from his duties and responsibilities pending the outcome of any proceeding of the Board to determine if Cause exists (provided, that, during such period, the Company shall continue to provide Executive with full compensation and benefits); provided, that Executive shall be immediately restored to his duties and responsibilities if the Board determines that Cause does not exist or fails to render a prompt determination following the substantial completion of its investigation.  The final determination that Executive’s employment shall be terminated for Cause shall be made by the affirmative vote of two-thirds (2/3) of the non-employee membership of the Board at a meeting of the Board duly called and held upon at least fifteen (15) days prior written notice to Executive specifying the particulars of the action or inaction alleged to constitute “Cause” (and at which meeting Executive and his counsel are entitled to be present and are given a reasonable opportunity to be heard).

(b)        For purposes of this Section 6.3, “Cause” means any of the following events with respect to Executive:

(i)         Executive has been convicted of, or pleads guilty or nolo contendere to, any crime or offense constituting a felony under applicable law or involving embezzlement, theft or moral turpitude, which crime or offense is substantially related to Executive’s position with the Company or impairs Executive’s ability to perform his duties with the Company, in either case as may be reasonably determined by the Board;

(ii)       Executive’s commission of a willful act of fraud or dishonesty against the Company or the Company Group, or Executive’s willful engaging in conduct which is materially injurious to the Company or the Company Group, monetarily or otherwise;

(iii)      Executive’s abuse of illegal drugs and other controlled substances or Executive’s habitual intoxication, which conduct continues after written demand for cessation of such conduct is delivered to Executive by the Board;

(iv)       Executive’s continued willful and intentional failure to substantially comply with the reasonable mandates of the Board commensurate with his position as Chief Executive Officer after a written demand for substantial compliance is delivered to him by the Board, which demand specifically identifies the mandate(s) with which the Board believes he has not substantially complied, and which failure is not substantially corrected by him within fifteen (15) days after receipt of such demand.  Executive shall not be considered to have failed to substantially comply if (I) he fails to so comply by reason of total or partial incapacity due to physical or mental illness or (II) the requested action is illegal.  For the avoidance of doubt, Executive shall not be subject to termination for Cause if Executive acts or refrains from acting: (1) in reliance upon and in accordance with a resolution duly adopted by the Board; (2) in reliance upon and in accordance with the advice of outside counsel to the Company; or (3) in the good faith reasonable belief that an action is in the best interests of the Company (or in the case of refraining from taking an action, that such action is not in the best interests of the Company), provided, however, that the Executive may not act or refrain from acting in reliance upon this Clause (3) where the Board has issued a written demand specifically directing the Executive to take or refrain from taking a specified action.

6.4.      Resignation by Executive for Good Reason.

(a)        Upon the occurrence of any event described in this Section 6.4(a) below in the absence of Executive’s express written consent or request (each such event, a “Good Reason”), Executive shall have the right to elect to terminate his employment under this Agreement from all

(but not less than all) positions with the Company and the Company Group by resignation, upon not less than thirty (30) days’ prior written notice given within one hundred twenty (120) days after the event purportedly giving rise to Executive’s right to elect; provided,  however, that the Company has not cured or otherwise corrected such event prior to the expiration of such thirty (30) day period.

(i)         Any reduction by the Company of Executive’s Base Salary;

(ii)       Any change by the Company to the terms or conditions of Executive’s Bonus or any incentive plan (including any equity incentive plan) in which Executive participates that reduces the compensation received by Executive;

(iii)      Any relocation of Executive’s principal place of employment or the relocation of the Company’s principal office or corporate headquarters to a location that is not within forty-five (45) miles of Executive’s current residence;

(iv)       Executive ceases to participate in long-term incentive plans (including any equity incentive plan) sponsored by the Company or its affiliates on terms and conditions similar to those applicable to other senior executive officers of the Company generally (except as specifically provided in the last sentence of Section 4.3); or

(v)        The assignment to Executive by the Company of any duties materially inconsistent with Executive’s status with the Company or a substantial alteration in the nature or status of Executive’s responsibilities from those described in Section 3.1, or a reduction in Executive’s titles or offices as in effect as of immediately following the effective date of this Agreement, as applicable, or any removal of Executive from, or any failure to nominate or appoint Executive to any such positions other than as a result of Executive’s death, termination of employment (and other than as a result of Executive’s Disabling Condition or pending a determination that Cause exists), or the failure to restore Executive to his responsibilities following his recovery from a Disabling Condition prior to his employment termination or following a determination that Cause does not exist; provided, that, for the avoidance of doubt, a failure to elect Executive to the Board shall constitute Good Reason under this Agreement.  Executive agrees and acknowledges that the appointment by the Company of a nonexecutive Chairman of the Board or a lead director shall not constitute “Good Reason” hereunder.

6.5.      Termination by the Company without Cause.  In addition to any termination of Executive’s employment with the Company and the Company Group for reasons described in the foregoing provisions of this Section 6, the Company may terminate such employment at any time without Cause.  Such determination shall be made by the affirmative vote of two-thirds (2/3) of the non-employee membership of the Board at a meeting of the Board called and held for such purpose.  The Board shall provide Executive with written determination of its decision no less than ninety (90) days prior to the effective date of such employment termination.

6.6.      Resignation by Executive Without Good Reason.  Notwithstanding anything to the contrary contained in this Agreement, Executive may, at any time after at least ninety (90) days prior written notice to the Company, terminate voluntarily Executive’s employment hereunder.  Upon receiving such notice, the Company may relieve Executive of some or all of his duties at any time during the notice period without constituting “Good Reason” for termination.

7.         Severance Upon an Event of Termination.

7.1.      General Provision.  Upon termination of Executive’s employment for any reason, Executive shall be entitled to no further compensation hereunder other than (i) Executive’s accrued and unpaid Base Salary through the date of termination, (ii) any earned but unpaid Bonus for any fiscal year ending prior to the date of termination, (iii) any benefits (including reasonable business expenses) accrued and vested under the terms of the Company’s employee benefit plans and programs through the date of termination, (iv) all deferred compensation of any kind, including, without limitation, any amounts earned under any deferred compensation plan payable under the terms of such deferred compensation plans, (v) the option to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company and relating specifically to Executive ((i) through (v) collectively, the “Accrued Benefits”) and (vi) any other payments or benefits specifically provided in Section 7 of this Agreement.

7.2.      Termination Due to Death.  Upon Executive’s employment termination due to his death, the Company shall pay to Executive (or to his estate) (i) a lump sum in cash equal to Executive’s Base Salary for the period from the date of termination through the end of the Term (computed as if Executive had not died) within sixty (60) days after date of termination; (ii) benefits as if Executive’s employment had terminated on the last day of the month in a lump sum within sixty (60) days after date of termination; and (iii) a pro rata Bonus for the portion of the year in which the date of termination occurs preceding the date of termination based upon the amount that would have been earned based on the Company’s actual performance for the portion of the year ending on the date of termination, using performance goals that are pro-rated to reflect the portion of the year prior to the date of termination (which amount will be paid as soon as practicable following the date of termination but no later than sixty (60) days after the date of termination).  In addition, all restricted stock, stock options, performance share, and other equity or equity-based awards made to Executive shall automatically become fully vested and, if applicable, immediately exercisable as of the date of death and shall be immediately exercisable for a period of two (2) years following the termination of Executive’s employment but in no event later than the expiration of the original term of the option, stock appreciation right, or other applicable award.

7.3.      Termination for Cause.  Upon Executive’s employment termination for Cause, the Company shall pay to Executive all deferred compensation of any kind to which Executive is entitled on his date of termination in accordance with the terms of any deferred compensation agreement.

7.4.      Severance.  Upon Executive’s employment termination by the Company without Cause, due to Executive’s Disability, or by Executive for Good Reason (each a “Qualifying Termination”), the Company shall provide Executive (or, in the event of Executive’s death after a Qualifying Termination, his beneficiary or beneficiaries or his estate, as provided) the payments and benefits described in this Section 7.4, which shall commence or be paid at the times set forth below in this Section 7.4, subject to (x) Executive’s compliance with the provisions of Section 8 and 9 below; and (y) if the Company determines to so request, Executive entering into a release substantially in the form set forth as Exhibit A hereto, which release must be signed by the Company and promptly provided to Executive.  Notwithstanding the foregoing, and except as provided in Section 7.4(c) below, if Executive is required to enter into a release substantially in the form set forth in Exhibit A hereto, no payment or benefit under this Section 7.4 will be made or provided unless the release has become effective and irrevocable within sixty (60) days after the date of termination; provided, that, if the sixty (60) day period begins in one taxable year and ends in a second taxable year, such payments or benefits will not commence until the second taxable year (and, in such event, the first such payment will include any amount that would, but for the requirement that the payment or benefit commence in the second year, have been paid in the first such taxable year.)

(a)        Bonus for Year of Termination of Employment.  The Company shall pay to Executive (or to his estate) a pro rata Bonus for the portion of the year in which the date of termination occurs preceding the date of termination based upon the amount that would have been earned based on the Company’s actual performance for the portion of the year ending on the date of termination, using performance goals that are pro-rated to reflect the portion of the year prior to the date of termination.  Such payment will be made within sixty (60) days after the date of termination.

(b)        Severance Pay.  The Company shall provide to Executive (or his estate), as severance pay (the “Severance Payments”) the greater of (i) Executive’s Base Salary under Section 4.2 as of the date of termination for the remainder of the Term less any applicable disability insurance benefits (if Executive’s employment terminates because of Disability) plus the amount of Executive’s Bonus under Section 4.2 for the previous year; or (ii) two (2) times Executive’s Termination Base Salary (as defined below) plus two (2) times Executive’s target Bonus as in effect on the date of termination pursuant to Section 4.2 hereof for the year of termination, less any applicable disability insurance benefits (if Executive’s employment terminates because of Disability) over the two (2) year period beginning with the date of termination of employment.  Payments under this section 7.4(b) for Executive’s will be made in accordance with Section 4.1 of this Agreement as if they were Base Salary payments.  In no event shall such payments be reduced for any reason (other than in the case of Disability as set forth above), including the fact that Executive is employed by any other entity.  “Termination Base Salary” means the highest Base Salary paid to Executive in the three (3) years preceding the Qualifying Termination.

(c)        Benefit Continuation.  The Company shall continue to provide, on the same basis as executive officers generally, the health and life insurance benefits (but excluding disability benefits) provided to Executive and his spouse and eligible dependents immediately prior to his date of termination for, whichever is later, the remainder of the Term or a period of two (2) years following the date of termination (provided, that Executive continues to make all required employee contributions) and as modified for any changes to such benefits made with respect to executive officers of the Company.  In the event that Executive’s participation in any such plan or program is barred by the terms thereof (or by law, including the 2010 health care reform law), the Company shall pay to Executive an amount equal to the annual contribution, payments, credits or allocation made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred.  Such payment will be made on a monthly basis during such two (2) year post-employment period or remainder of the Term, whichever is applicable. Coverage and/or payments shall be made during the sixty (60) day period following termination of employment whether or not a release (described above) has been executed, but will not continue beyond that time absent execution of, and failure to revoke, the required release (if Company exercises its option to require the release).

(d)        Equity.  All restricted stock, stock option, performance share, and other equity or equity-based awards made to Executive shall fully vest and, if applicable, shall be immediately exercisable for a period of two (2) years following the date of termination of Executive’s employment, but in no event later than the expiration of the original terms of the option, stock appreciation right, or other applicable award (or in the case of stock units or similar awards, shall be settled within thirty (30) days after such date of termination of employment, to the extent permitted by 409A (as defined below)).

8.         Duties Upon Termination.

8.1.      Return of Materials.  Executive agrees that he will, upon termination of his employment with the Company for any reason whatsoever, deliver to the Company or where delivery of the documents is not feasible, such as electronic documents and records, destroy any and all records, forms, contracts, memoranda, work papers, lists of names or other customer data and any other articles or papers which have come into his possession by reason of his employment with the Company or which he holds for the Company or the Company Group, regardless of whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of any of said items.  Executive shall assign to the Company all rights to trade secrets and the products relating to the Company’s or the Company Group’s business developed by him alone or in conjunction with others at any time alike employed by the Company.  Notwithstanding anything herein to the contrary, Executive may retain this Agreement, any documents relating to this Agreement and any documents relating to Executive’s compensation, benefits, retirement plans and deferred compensation plans, and Executive may retain copies of certain non-confidential materials, with the prior consent of the Board.

8.2.      Resignation from All Positions.  Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that he holds or has ever held with the Company and the Company Group (and with any other entities with respect to which the Company has requested Executive to perform services).  Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

8.3.      Cooperation.  For a period of two (2) years following the termination of Executive’s employment, Executive will respond to reasonable, limited inquiries from the Company with respect to matters within Executive’s knowledge.  Executive need only respond to such inquiries by telephone or E-mail, and the amount of detail in such response and the promptness with which it is made will depend on, among other things, the other demands on Executive’s time.

9.         Post-Termination Obligations.

All payments and benefits to Executive under this Agreement, other than the Accrued Benefits, shall be subject to Executive’s compliance with the following provisions.  Executive hereby acknowledges that this Agreement provides him with additional benefits that he did not have under his prior agreement.

9.1.      Confidential Information.  At all times during and after the term of this Agreement, Executive shall not disclose or reveal to any Unauthorized Person Confidential Information relating to the Company, the Company Group, or to any businesses operated by them.  For purposes of this Section 9.1, Confidential Information is all information relating to the Company or the Company Group that is not known by or readily available to the general public or which becomes known by or readily available to the general public as a result of any improper act or omission of Executive.  Notwithstanding anything herein to the contrary, Executive may reveal information, as necessary, (i) pursuant to his conducting Company business during the Term, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, or as otherwise required by law.  For purposes of this Section 9.1, Unauthorized Person is any person or entity, within or without the Company, who does not need to know the Confidential Information in order to advance a legitimate business interest of the Company, unless the Company has a relationship or agreement with that person or entity such that the person or entity has an enforceable obligation to maintain the confidentiality of the Confidential Information; provided that nothing in this Section 9.1 shall prevent Executive from disclosing Confidential Information to any person within or without the Company as Executive reasonably believes necessary to facilitate the performance of his material duties and responsibilities as specified in Section 3.

9.2.      Competitive Conduct.  While Executive is employed by the Company and for the two (2) year period beginning on the date of termination of employment, Executive shall not, except with the Company’s express prior written consent, directly or indirectly, in any capacity for the benefit of any person:

(a)        solicit any person who then is, and who was within six (6) months prior to the termination of Executive’s employment, a customer, supplier, salesman, agent or representative of the Company, in any manner which interferes with such person’s relationship with the Company, or in an effort to obtain such person as a customer, supplier, salesman, agent or representative of any business in competition with the Company which business conducts operations within fifteen (15) miles of any office or facility owned, leased or operated by the Company or in any county, or similar political subdivision, in which the Company conducts substantial business;

(b)        solicit the employment of any person who is, or was at any time during the three (3) months immediately prior to the termination of Executive’s employment, an employee, consultant, officer or director of the Company (except for such employment by the Company);

(c)        hire any person (whether as an employee, officer, director, agent, consultant or independent contractor) who is, or was at any time during the three (3) months prior to the termination of Executive’s employment, an officer or managing director of the Company (except for such employment by the Company);

(d)        establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent (1%) of the stock of a corporation whose shares are publicly traded) management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any business or any person in any business in competition with the Company if such business or person has any office or facility, at any location within fifteen (15) miles of any office or facility owned, leased or operated by the Company or conducts substantial business in any county, or similar political subdivision in which the Company conducts substantial business.  For purposes of Section 9.2, the term “Company” shall include all affiliates and subsidiaries of the Company.

(e)        Notwithstanding the foregoing, if Executive’s employment is terminated in any manner, other than by the Company with Cause or by the Executive without Good Reason, the time period for the restrictions in Section 9.2(d) will be the same as the time period during which Executive is to continue to receive his Base Salary under this Agreement but in no event longer than two (2) years.

9.3.      Failure of Executive to Comply.  If Executive shall, without written consent of the Company, fail to comply with the provisions of this Section 9, his rights to any future payments or other benefits hereunder, other than the Accrued Benefits, shall terminate (without prejudice to any other rights, including recovery of damages of the Company), and the Company’s obligations to make such payments and provide such benefits shall cease; provided, however, that, for purposes of Section 9.3, no such failure to comply with any provision of this Section 9 shall be deemed to have occurred unless and until Executive receives written notice from the Company specifying the conduct alleged to constitute such failure and, solely with respect to any failure to comply with any provision of this Section 9, if such failure is an unintentional violation of this Section 9, Executive has not cured such failure within thirty (30) days after such notice.

9.4.      Remedies.  Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of

Sections 8 and 9 of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, agreements and other provisions of Sections 8 and 9 specifically performed by Executive, and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach of Section 8 or 9.  If the Company is obliged to resort to litigation to enforce a covenant in Section 8 or 9 that contains a fixed term, then such fixed term shall be extended for a period of time equal to the period during which a material breach of such covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such covenant.  For purposes of Section 9.4, the term “Company” shall include all affiliates and subsidiaries of the Company.

9.5.      Consideration.  Executive expressly acknowledges that the covenants contained in Sections 8 and 9 are a material part of the consideration bargained for by the Company and, without the agreement of Executive to be bound by the covenants contained in such sections, the Company would not have agreed to enter into this Agreement.

9.6.      Scope.  If any portion of the covenants contained in Section 8 or 9 or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto.  If any of such covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form.

10.       Effect of Prior Agreements.

This Agreement contains the entire understanding between the parties hereto and, upon effectiveness of this Agreement, this Agreement supersedes all prior agreements (including but not limited to the Current Employment Agreement) and discussions between the Company and Executive regarding the same subject matter.

11.       General Provisions.

11.1.    Counterparts.  This Agreement may be executed in separate counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.2.    Attorney’s Fees.  If Executive prevails as to any material issue in any legal proceeding to enforce the terms of this Agreement, the Company shall reimburse Executive for the portion of his reasonable attorneys’ fees, costs and expenses incurred related to any material issue(s) on which Executive prevails.  The Company shall pay directly all attorneys’ fees and expenses reasonably incurred by Executive in connection with the negotiation and preparation of this Agreement, subject to a maximum of $25,000.

11.3.    Mitigation.  Executive shall not be obligated to seek other employment or take any other action to mitigate any severance benefits hereunder.

11.4.    Assignability and Binding Effect.  This Agreement (including the covenants set forth in Sections 8 and 9) shall inure to the benefit of and shall be binding upon the Company, the Company Group, and their successors (including successors to all or substantially all of the Company’s assets) and permitted assigns and upon the Executive and his heirs, executors, legal representatives, successors and permitted assigns.  Unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and permitted assigns.  However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void, without effect.

11.5.    Severability.  In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable.  If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

11.6.    Withholding.  The Company may withhold from any amounts payable under this Agreement such taxes and governmentally required withholdings as may be required to be withheld pursuant to any applicable law or regulation.

11.7.    Indemnification.

(a)        The Company shall maintain in effect, during the Term and for a period of at least six (6) years following the Term, directors’ and officers’ liability insurance and fiduciary liability insurance covering Executive and his Legal Representatives (as defined below), with benefits and levels of coverage at least as favorable as that provided under the Company’s policies as of immediately following the effective date of this Agreement.  Such insurance shall be obtained from an insurance carrier with the same or better credit rating as the Company’s insurance carrier, with respect to such policies, as of the effective date of this Agreement. The Company shall indemnify Executive and his beneficiaries and successors (the “Legal Representatives”) to the fullest extent permitted by applicable law against all costs, charges, damages, amounts paid in settlement or expenses (including reasonable attorneys’ fees) whatsoever incurred or sustained by him or his Legal Representatives in connection with any threatened, pending or completed action, suit or proceeding to which he or his Legal Representatives may be made a party as a result of the entering into of this Agreement or the performance of services hereunder.  This indemnification provision is in addition to, and is not in substitution for, any other indemnification rights that Executive might have under any insurance policy, the Company’s governance documents, or any other plan, policy or agreement which provides indemnification rights for Executive; provided, however, that any indemnity payments made pursuant to this Section 11.7 shall not be duplicative of payments made pursuant to any insurance policy, the Company’s governance documents, or any other plan, policy or agreement which provides indemnification rights for Executive.

(b)        Notice of Claim.  Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Section 11.7.  In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power, at such times and places as are convenient for Executive.

(c)        Defense of Claim.  With respect to any claim under this Section 11.7 as to which Executive notifies the Company of the commencement thereof:

(i)         The Company will be entitled to participate therein at its own expense; and

(ii)       To the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or the Company Group; provided that Executive shall be permitted to retain his own counsel, at the Company’s expense, in the event he reasonably believes it necessary.

(iii)      The Company shall not be liable to indemnify Executive under this Section 11.7 for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner, without Executive’s written consent, which (i) would impose any penalty or limitation on Executive, or (ii) does not deny all liability and wrongdoing by Executive.  Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(d)        Timing of Payment.  The Company shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by Executive or his Legal Representatives in connection with the investigation, defense, settlement or appeal of any action, suit or proceeding within thirty (30) days of presentation to the Company of an itemized statement of such costs and expenses.  The Company shall pay any damages or settlement amounts to the claiming party when such amounts are due and owing under any court order or settlement document.  If the Company does not pay any amounts on a timely basis, Executive or his Legal Representatives may bring a claim for payment against the Company and the Company shall pay Executive’s or his Legal Representative’s costs and expenses (including reasonable attorneys’ fees) in connection with such claim.

(e)        Survival.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 11.7 shall survive the termination of this Agreement.

12.       Modification and Waiver.

12.1.    Amendment of Agreement.  Except for increases in compensation made as provided in Section 4.1, this Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.  No action taken by the Company hereunder, including without limitation any waiver, consent or approval, shall be effective unless approved by the Board.

12.2.    Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.       Notices.

Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at the Executive’s address in the Company’s records.

To the Company at:

Genesis Administrative Services, LLC

101 East State Street

Kennett Square PA 19348

Attention: Law Department

And with a copy to:

The Chairman of the Board at the address provided to the Executive by the Company from time to time

And with a copy to:

The Chairman of the Compensation Committee at the address provided to the Executive by the Company from time to time

14.       Governing Law and Venue.

The parties hereto intend that this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws provisions.  The parties consent to the authority and exclusive jurisdiction of the Court of Common Pleas for Chester County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania for purposes of any dispute related to this Agreement.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

15.       Code Section 409A.

This Agreement is intended to comply with Code Section 409A and Treasury Regulations thereunder (“409A”) and shall be administered and interpreted accordingly, including, without limitation, interpretation of “termination of employment” in a manner consistent with the definition of separation from service under 409A.  Any installment payments hereunder shall be treated as separate payments for purposes of 409A’s rules regarding treatment of installment payments as single versus separate payments.  Notwithstanding any other Section of this Agreement, any reimbursements hereunder (other than tax gross-up payments) shall be made by the end of the calendar year following the calendar year in which the related expense is incurred (or by such earlier date prescribed elsewhere in this Agreement).  Notwithstanding any other Section of this Agreement, reimbursement of expenses incurred due to a tax audit or litigation or any tax-gross up shall be made by the end of the calendar year following the calendar year in which the related taxes are remitted to the applicable taxing authority, or where no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation (or by such earlier date prescribed elsewhere in this Agreement).  Any expense reimbursements hereunder during a calendar year will not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to any expense reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  In the event Executive is a specified employee of a public company on the date of termination then, to the extent required by 409A, payments hereunder or under any other plan, agreement or arrangement to which Executive is a party or in which he participates shall be made or commence, as applicable, on the first day of the month following the six (6) month anniversary of the date of termination (or within ten (10) days after his death, if earlier), with amounts that would have been paid during such six (6) month delay included in the first payment (provided that no payment shall be made earlier than otherwise scheduled).

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

Genesis Administrative Services, LLC	George V. Hager, Jr.

/s/ Michael S. Sherman	/s/ George V. Hager, Jr.
Name: Michael S. Sherman
Title: SVP
Dated: April 1, 2019	Dated: April 1, 2019

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into as of this _____day of _______, hereinafter “Execution Date”, by and between George V. Hager, Jr. (hereinafter “Employee”), and Genesis Administrative Services, LLC and its successors and assigns (hereinafter, the “Company”).  The Employee and the Company are sometimes collectively referred to as the “Parties”.

1.         The Employee’s employment with the Company is terminated effective the ______ day of __________, (hereinafter “Termination Date”).  The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee’s employment and positions with Genesis Healthcare, Inc. and any direct or indirect subsidiaries of Genesis Healthcare, Inc. (the “Company Group”) including the termination thereof.  The Company Group expressly disclaims any wrongdoing or any liability to the Employee.

2.         The Company agrees to provide the Employee the severance benefits provided for in his Employment Agreement (the “Employment Agreement”) with the Company, dated _________, after he executes this Release and the Release becomes effective pursuant to its terms.

3.         Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment and positions with, or resignation from, the Company Group, provided,  however, that nothing contained in this Section 3 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 9 herein or shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency.  Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf.  Employee acknowledges that he has been paid all salary, bonuses, and other compensation and reimbursable expenses due him from the Company Group.  Employee further represents that he has advised the Company’s General Counsel or Compliance Officer of any potential violation of law, regulation, contractual obligation or Company policy, by the Company Group or any entity acting for the Company Group, of which he is aware.  In consideration of the benefits described in Section 2, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee and his Releasers now have or have ever had against the Released Parties, whether known or unknown, from the beginning of time to the date upon which Employee signs this Release, arising out of, or relating to, Employee's employment or positions with the Company Group and the termination thereof, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, the discrimination or other employment laws of the Commonwealth of Pennsylvania; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release.  This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) relate to any unemployment compensation claim Employee may have, (b) involve rights to receive vested benefits to which Employee is entitled as of the Termination Date under any qualified or nonqualified employee benefit plans and arrangements of the Company, (c) relate to claims for indemnification as provided under applicable law, any applicable insurance policies, e.g., directors and officers insurance, the Articles of Incorporation or By-Laws of the Company or any member of the Company Group, or any applicable policy statements or indemnification agreements by or with the Company or any member of the Company Group, or (d) involve post-termination obligations owed to Employee by the Company under the Employment Agreement.

4.         The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement.  This release covers any claims, whether the facts or circumstances giving rise to them are currently known or unknown.  This Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve the following: (i) willful misconduct, gross negligence or fraudulent conduct by Employee during the Term; (ii) a violation of criminal law, unless Employee has reasonable cause to believe that his conduct was lawful; or (iii) post-termination obligations owed by him to the Company under the Employment Agreement.  The Company will indemnify Employee for reasonable attorneys’ fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.

5.         Employee agrees not to make any derogatory statement with regard to the performance, character, or reputation of the Company, its personnel or employees, officers, owners, or attorneys and any and all related entities, or assert that any current or former employee, agent, director or officer of same has acted improperly or unlawfully with respect to Employee.  Employee acknowledges that during his employment with Employer he was one of Employer’s highest level executives.  Employee further acknowledges that he participated in and was privy to attorney-client communications and other privileged matters.  In addition to his post-termination non-disclosure obligations, Employee further agrees that he will also keep all such communications and matters confidential.  Employee agrees that he will not provide information or testimony about any information he gained through his employment with Employer unless requested by Employer or unless he receives an enforceable subpoena compelling his testimony.  Employee agrees to promptly notify Company of the receipt of any such subpoena.  Employee also agrees not to communicate in any manner with the press (including, without limitation, internet, television, radio, magazine, and newspaper) without the express written consent of the Company, regarding the Company and its business activities.  Nothing in this Section precludes Employee from providing truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

6.         The Company agrees not to make any derogatory statement with regard to the performance, character, or reputation of the Executive, or assert that Executive has acted improperly or unlawfully with respect to Employee.  The Company also agrees not to communicate in any manner with the press (including, without limitation, internet, television, radio, magazine, and newspaper) without the express written consent of the Executive, regarding the Executive.  Nothing in this Section precludes the Company from providing truthful information to any governmental authority or in response to any lawful subpoena or other legal process. The Company shall only be in breach of this provision if the applicable statements were made by the members of the Board, its senior executive officers or in official press releases.

7.         Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written.  Any modification of this Release must be made in writing and be signed by Employee and the Company.

8.         If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company.  This Release is governed by, and construed and interpreted in accordance with the laws of the State of Pennsylvania, without regard to principles of conflicts of law.  Employee consents to venue and personal jurisdiction in the State of Pennsylvania for disputes arising under this Release.  This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

9.         In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder.  The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Employee specifically agrees and acknowledges that: (A) the release in this Section

9 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) his waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he has read and understands the terms of this Release; (C) he has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee’s voluntary execution prior to the expiration of the twenty-one (21) day period; and (E) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this Section 9 only and that, if he chooses not to so revoke, the Release in this Section 9 shall then become effective and enforceable and the payment listed above shall then be made to him in accordance with the terms of this Release.  To cancel this Release, Employee understands that he must give a written revocation to the General Counsel of the Company, either by hand delivery or certified mail within the seven (7) day period.  If he rescinds the Release, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.

10.       EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE RELEASED PARTIES TO THE EXTENT SET FORTH HEREIN.

11.       In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

ACCEPTED AND AGREED TO:

Genesis Administrative Services, LLC	George V. Hager, Jr.

Name:
Title:
Dated:	Dated: